Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into this Registration Statement on Form S-1, filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated March 6, 2020, of our audit of the consolidated financial statements of Processa Pharmaceuticals, Inc. as of and for the years ended December 31, 2019 and 2018 in the Registration Statement on Form S-1 (File No. 333-235511). We also consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-1 (File No. 333-235511) as incorporated by reference in this Registration Statement.

/s/ BD & Company, Inc.

Owings Mills, MD

October 1, 2020